Exhibit 99.1

April 21, 2017

Fellow Shareholders,

Life and experience teaches us the value of a good start. Whether it’s the beginning of a new day, a new business relationship or a new year, a good start provides a foundation of confidence for how the rest of the day, relationship or year will proceed.

In that light, I am pleased to share with you the results of the first quarter of 2017, a quarter that marks a new high watermark for your company’s total assets as well as a continuation of the steady growth, strength and progress of your bank.

Returning Value to Shareholders

Farmers has a history of creating and returning value to shareholders. I am pleased to announce that Farmers increased its cash dividend from $0.04 to $0.05 during the first quarter, representing a 25% increase from the 2016 first quarter payment. This is the second increase to Farmers’ dividend in two years reflecting the company’s strong financial results, the successful integrations of three acquisitions, and the Board’s desire to return capital to our shareholders.

Asset Milestone

In six short years, we have doubled the asset size of our bank. Since crossing $1.0 billion in assets in 2011, we have stayed focused on our strategic growth plan which has paved the way for the company to reach over $2.0 billion in assets at the end of the 2017 first quarter. This growth enhances profitability by creating significant economies of scale and improved operational efficiencies. As a larger institution, our competitiveness with larger banks increases and we can better serve our local businesses by offering customers higher lending limits and expanded financial products, while attracting proven, knowledgeable, and motivated associates. While our size increases, we remain committed to offering our customers personalized, local, and value-oriented financial services.

Strong results

Farmers could not successfully create value for shareholders, or increase the asset size of our bank, if it was not for our growth-oriented business plan, steadfast financial model, and community-focused corporate culture. Our 2017 first-quarter financial results demonstrate how these corporate values are driving Farmers’ success and increasing profitability. The company’s Return on Average Assets increased to 1.17%, compared to 1.03% for the same period a year ago, while our Return on Average Tangible Equity increased to 13.54%, compared to 11.83% a year ago. Farmers’ efficiency ratio improved to 58.79%, compared to 62.65% one year ago, and diluted earnings per share has increased 5% from $0.20, to $0.21 during the 2017 first quarter.

20 South Broad Street ● PO Box 555 ● Canfield, OH 44406-0555

Toll Free: 1-888-988-3276 ● Ph. (330) 533-3341 ● Fax: (330) 533-0451 ● Web Site: www.farmersbankgroup.com

Monitor Bank Acquisition

On March 13, 2017, Farmers National Banc Corp. and Monitor Bancorp, Inc., the holding company for Monitor Bank, announced they entered into a merger agreement. Monitor Bank consists of one branch located in Big Prairie, Ohio and has $43 million in assets. In addition, this transaction will serve as an entrance into the attractive Holmes County market for Farmers. Monitor has an excellent core deposit base and has been a solid earner with strong asset quality. This transaction helps Farmers continue to grow its market share, balance sheet and earnings. We are excited to announce our fourth acquisition in the past two years, which further enhances Farmers’ brand and delivers long-term value for our shareholders.

Farmers expects the transaction to be accretive to earnings per share, excluding one-time merger costs, beginning in the first full year of combined operations, and expects it to be immediately accretive to tangible book value per share with no tangible book value dilution. After closing the transaction it is expected that Farmers National Bank will exceed “well-capitalized” thresholds under all regulatory definitions. Farmers anticipates completing the deal in July, 2017.

Benjamin Franklin once stated, “Without continual growth and progress, such words as improvement, achievement, and success have no meaning.” An accomplished businessman as well as a founding father and inventor, Benjamin Franklin knew the value of the steady upward trajectory, of perpetually accomplishing something more than the day before. Your company concurs with Mr. Franklin’s ideal, and accepts it as our standard and aim.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ● PO Box 555 ● Canfield, OH 44406-0555

Toll Free: 1-888-988-3276 ● Ph. (330) 533-3341 ● Fax: (330) 533-0451 ● Web Site: www.farmersbankgroup.com